Exhibit 10.18

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Tina Marriott (“Employee”) and Recursion Pharmaceuticals, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed at will by the Company;

WHEREAS, the Company granted Employee the option(s) to purchase shares of the Company’s Class A common stock (each, an “Option”) and/or award(s) of restricted stock units (each, an “RSU Award”) listed in Exhibit A (such Option and RSU Awards, the “Equity Awards”), each subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) or the Company’s 2021 Equity Incentive Plan (the “2021 Plan” and, together with the 2016 Plan, the “Plans”) and the applicable award agreement between the Company and Employee applicable to each Equity Award (each, an “Equity Award Agreement”) (the Plans together with the Equity Award Agreements, the “Stock Agreements”);
WHEREAS, the Company and Employee have entered into a participation agreement (the “Participation Agreement”), setting forth the terms and conditions of Employee’s participation in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”);
WHEREAS, Employee’s employment with the Company is terminating, but contingent on Employee’s execution and non-revocation of this Agreement, Employee will be provided the opportunity to remain employed by the Company as an at-will employee and provide transition services to the Company until no later than the Planned Separation Date; and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration.

a.Continued Employment. The Company agrees that beginning on November 20, 2024, the Company will continue to employ Employee as an at-will employee, until no later than August 31, 2025 (August 31, 2025 is the “Planned Separation Date”; the actual last day of Employee’s employment with the Company, the “Separation Date”; the period between November 20, 2024, and the Separation Date, the “Transition Period”). Nothing in this Agreement shall in any way be construed to alter the at-will nature of Employee’s employment with the Company. As a result, Employee is free to terminate Employee’s employment at any time, for any reason or for no reason and the Company is free to terminate Employee’s employment at any time, for any reason or for no reason, even before the Planned Separation Date. During the Transition Period, Employee will continue as a full-time employee, serving as an Executive Advisor to the Company, and will provide services (including transition services) to the Company as requested by the Company. Employee will perform her job duties as assigned and in good faith to the best of Employee’s abilities. It is expected that Employee will continue on the Company’s health benefit plan during the Transition Period (Employee’s eligibility for receiving health coverage during the Transition Period will ultimately be based on the terms and conditions of the applicable plan, including eligibility requirements). As of November 20, 2024, Employee resigns from her position as the Company’s President and Chief Operating Officer, and any other officer or director positions Employee occupied with the Company or any subsidiary or affiliate of the Company as of such time. Employee agrees to execute any necessary documents or other forms necessary to effectuate or document her resignation as a matter of local, state, federal, or international law.

b. Compensation and Benefits During Transition Period.
i.Salary and Benefits. During the Transition Period, Employee will continue receiving the monthly base salary Employee was receiving as of November 20, 2024, less applicable withholdings, in accordance with the Company’s regular payroll practices and be eligible to participate in then-available Company benefit plans at the same level as Employee would have been eligible to participate in such plans immediately prior to the start of the Transition Period, subject to the terms and conditions, including eligibility requirements, of such plans. For the avoidance of doubt, Employee will not be eligible to participate in any Company bonus plan in 2025.
ii.2024 Bonus. Employee shall be eligible to receive a bonus amount under the Company’s 2024 bonus plan (the “2024 Plan”) based on the bonus that Employee is entitled to receive under the 2024 Plan (the “2024 Achieved Bonus”). The 2024 Achieved Bonus shall be settled (i) 50% in cash and payable, less applicable tax withholding and (ii) 50% in Company restricted stock units granted under the 2021 Plan and a form of award agreement thereunder, in each case, payable at the same as the Company’s other senior executive bonus payments under the 2024 Plan and subject to the Employee remaining employed through the applicable payment date (the “2024 Bonus Plan Payment Date”).
iii.Continued Vesting. During Employee’s employment during the Transition Period, Employee will remain a “Service Provider” within the meaning of the Plans and therefore will be able to continue vesting in the Equity Awards in accordance with the terms and conditions of the applicable Stock Agreements as in effect as of the date hereof.

c. Supplemental Release. Employee agrees to execute, within twenty-one (21) calendar days after the date Employee’s employment terminates, the Supplemental Release attached hereto as Exhibit B, (the “Supplemental Release”), and to not revoke such supplemental release; provided, however, that the Company may modify the Supplemental Release pursuant to or otherwise as may be required by applicable law. If Employee does not sign the Supplemental Release prior to the deadline set forth in the Supplemental Release or revokes the Supplemental Release, Employee shall be deemed to have failed to abide by the material terms of this Agreement. Subject to Employee executing and not revoking the Supplemental Release (along with this Agreement) and the Supplemental Release (along with this Agreement) becoming effective, the Company agrees to the following:

i.Severance Payment. If, prior to the Planned Separation Date, the Company terminates Employee’s employment for any reason other than for Cause, the Company will pay Employee the base salary, less applicable withholdings, that Employee would have received had she remained employed through the Planned Separation Date. For example, if Employee’s employment is terminated by the Company without Cause on May 31, 2025, the Company will pay Employee three months of her base salary. If payable, this payment will be made to Employee within ten (10) business days after the later of (i) the Supplemental Release Effective Date (as defined in the Supplemental Release) and (ii) Employee’s

Separation Date. For the avoidance of doubt, if Employee remains employed through the Planned Separation Date, Employee will have received all of the salary during the Transition Period and Employee will not receive any additional payment under this subsection. For purposes of this Agreement, “Cause” will mean the following: (i) an act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee, (ii) Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Employee’s gross misconduct, (iv) Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of nondisclosure as a result of Employee’s relationship with the Company, or (v) Employee’s willful breach of any obligations under any written agreement or covenant with the Company.

ii.Health Benefits. If, prior to the Planned Separation Date, the Company terminates Employee’s employment for any reason other than for Cause, and Employee, or any spouse and/or dependents of Employee (“Family Members”) has or have coverage on the date of such termination of Employee’s employment under a group health plan sponsored by the Company, the Company will reimburse Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time from the Employee’s employment termination until the Planned Separation Date (the “COBRA Benefit Period”), provided that the Participant validly elects and is eligible to continue coverage under COBRA for Employee and Employee’s Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to Employee a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that Employee would be required to pay to continue the group health coverage in effect on the date of Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the COBRA Benefit Period, which payments will be made regardless of whether Employee elects COBRA continuation coverage. For the avoidance of doubt, if Employee remains employed through the Planned Separation Date, the Employee will have received all of the health benefits during the Transition Period and will not receive any additional benefit under this subsection.

iii.2024 Bonus Severance. If, prior to the 2024 Bonus Plan Payment Date, the Company terminates Employee’s employment for any reason other than for Cause, even though she would not have earned such payment under the 2024 Plan, Employee shall receive a bonus amount under the 2024 Plan as follows: (i) a cash payment equal to 20% of Employee’s annual base salary as in effect immediately prior to the Separation Date shall be payable to Employee in cash in a lump sum, less applicable tax withholding, no later than the second Company payroll date following the effective date of the Supplemental Release and (ii) a payment equal to 20% of Employee’s annual base salary as in effect immediately prior to the Separation Date shall be payable to Employee in Company restricted stock units granted under the 2021 Plan and a form of award agreement thereunder (with that value converted into a number of restricted stock units determined in accordance with the Company’s equity grant procedures), and which vest on the Supplemental Release Effective Date. For the avoidance of doubt, if Employee remains employed with the Company through the 2024 Bonus Plan Payment Date, Employee will have received all bonus payments under the 2024 Plan and will not receive any additional payment under this subsection.

iv.Supplemental Release Payment. The Company will pay Employee a lump sum payment of Five Thousand Dollars ($5,000), less applicable withholdings, within ten (10) business days after the Supplemental Release Effective Date.

d.    Acknowledgement. Employee acknowledges that without this Agreement and the Supplemental Release, Employee is otherwise not entitled to the consideration listed in this Section 1. Employee acknowledges and agrees that this Agreement supersedes and replaces the Severance Plan and the

Participation Agreement, and Employee will not be entitled to any other severance payments or benefits (or any other compensation, payments or benefits) under the Severance Plan, the Participation Agreement, or otherwise.

1.Stock. The Parties agree that for purposes of determining the number of shares of the Company’s Class A common stock that Employee is entitled to purchase or receive from the Company, pursuant to the exercise of the Option(s) and the vesting of the RSU Award(s), as applicable, Employee will be considered to have vested only up to the Separation Date. The exercise of the Option(s) and any shares acquired through the exercise of the Option(s) or the vesting of the RSU Award(s) shall continue to be governed by the terms and conditions of the applicable Stock Agreements.

2.Benefits. Employee’s Company-sponsored health insurance benefits shall cease no later than the last day of the month in which the Separation Date occurs (or such earlier date as may be required by applicable plan terms and conditions), subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment will cease as of the Separation Date.

3.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided (to the extent applicable) all salary, wages, bonuses, vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, professional employer organizations or co-employers, insurers, trustees, divisions, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including, but not limited to, claims related to the Participation Agreement, Severance Plan, or any other agreement with the Company;

        b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Utah Antidiscrimination Act, the Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Internet Employment Privacy Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, and the Utah Occupational Safety and Health Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee from the Company; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits following the Separation Date or workers’ compensation benefits, or compensation under the Utah Occupational Disease Act. In addition, this release does not extend to any rights of indemnification Employee may have under the Indemnification Agreement Employee has entered into with the Company (the “Indemnification Agreement”) subject to its terms, conditions, and limitations, or under directors and officers liability insurance coverage Employee may have pursuant to applicable Company policies, subject to the applicable terms, conditions, and limitations.

5.Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
6.Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
7.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8.Trade Secrets and Confidential Information. Employee agrees, as a condition of this Agreement and the consideration Employee is receiving under this Agreement, to sign an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company (the “Confidentiality Agreement”) concurrently with this Agreement. Employee understands that her failure to sign the Confidentiality Agreement as set forth in the preceding sentence will be considered a material breach of this Agreement.

9.No Cooperation. Subject to the “Protected Activity Not Prohibited” section below, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so, or as related directly to the ADEA waiver in this Agreement or the Supplemental Release. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. Subject to the “Protected Activity Not Prohibited” section below, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

10.Nondisparagement. Subject to the “Protected Activity Not Prohibited” section below, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

11.Protected Activity Not Prohibited. Employee understands that nothing in this Agreement or the Supplemental Release shall in any way limit or prohibit Employee from engaging in any “Protected Activity,” which means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Additionally, nothing in this Agreement or the Supplemental Release constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement or the Supplemental Release shall be interpreted to impair or limit Employee’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Employee or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. When engaging in any of the protected conduct described in this section, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company confidential information; provided, however, that such disclosures may be made to Government Agencies in connection with Protected Activity. For the sake of clarity, Company confidential information does not include information regarding working conditions, wages, benefits, or other terms and conditions of employment. Additionally, Employee understands that the protected conduct described herein does not include the disclosure of any Company attorney-client privileged communications or privileged attorney work product. Employee understands that nothing in the Confidentiality Agreement shall limit or prohibit Employee from engaging in any protected conduct set forth in this section. Finally, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
12.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or the Supplemental Release, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein or in the Supplemental Release under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and/or the Supplemental Release, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement, the Supplemental Release, and the Confidentiality Agreement.

13.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

14.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Supplemental Release.

15.Cooperation with Company.  Employee agrees that at all times during the Transition Period and following the Separation Date, she shall provide reasonable cooperation and assistance to the Company in the transition of her role and in the resolution of any matters in which Employee was involved during the course of her employment, or about which she has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees.  Employee’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which she has been involved or has knowledge, to reasonably assist the Company in preparing for any proceeding, to provide affidavits reflecting truthful written testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company.  Employee agrees to keep the Company’s Human Resources department apprised of her current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section.  Employee understands and agrees that this provision requires her cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and she is expected at all times to provide truthful testimony and responses in connection with any matter.  Employee understands and agrees that she is not otherwise entitled to any additional compensation for the cooperation referenced herein, beyond the payments and consideration provided under this Agreement.

16.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement or the Supplemental Release. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

17.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

18.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.Severability. In the event that any provision or any portion of any provision of this Agreement, the Supplemental Release, or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement and the Supplemental Release shall continue in full force and effect without said provision or portion of provision.

20.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver herein or in the Supplemental Release, In the event that either Party brings an action to enforce or effect its rights under this Agreement or the Supplemental Release, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

21.Entire Agreement. This Agreement, together with the Supplemental Release (when entered into and effective), represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and the Supplemental Release and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Supplemental Release and Employee’s relationship with the Company (including, without limitation, the Severance Plan and the Participation Agreement), with the exception of the Confidentiality Agreement, the Stock Agreements, the Indemnification Agreement, and the Company’s Compensation Recovery Policy.

22.No Oral Modification. This Agreement and the Supplemental Release may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

23.Governing Law. This Agreement and the Supplemental Release shall be governed by the laws of the State of Utah, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. Employee consents to personal and exclusive jurisdiction and venue in the State of Utah.

24.Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

25.Counterparts. This Agreement and the Supplemental Release may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement and the Supplemental Release may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature.

26.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the

Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    Employee has read this Agreement;

(b)    Employee has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Employee’s own choice or has elected not to retain an attorney;

(c)    Employee understands the terms and consequences of this Agreement and of the releases it contains;

(d)    Employee is fully aware of the legal and binding effect of this Agreement; and

(e)    Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

        TINA MARRIOTT, an individual

Dated: 11/19/2024    /s/ Tina Marriott
        Tina Marriott

        RECURSION PHARMACEUTICALS, INC.

Dated: 11/19/2024     By /s/ Chris Gibson
Chris Gibson
Chief Executive Officer

EXHIBIT A OF TRANSITION AGREEMENT
(Summary of Equity Awards)*

Equity Award Type	Grant Date	Plan Name	Number of Shares Subject to Equity Award at Grant	Per Share Exercise Price
NSO	Jul. 23, 2018	2016 Plan	387,644	$1.06
ISO	Jul. 23, 2018	2016 Plan	377,356	$1.06
NSO	Dec. 31, 2020	2016 Plan	75,000	$2.48
ISO	Dec. 31, 2020	2016 Plan	75,000	$2.48
NSO	Feb. 4, 2022	2021 Plan	142,591	$11.40
ISO	Feb. 4, 2022	2021 Plan	16,635	$11.40
NSO	Feb. 4, 2022	2021 Plan	4,784	$11.40
NSO	Feb. 1, 2023	2021 Plan	419,579	$8.55
ISO	Feb. 1, 2023	2021 Plan	14,543	$8.55
NSO	Feb. 9, 2024	2021 Plan	438,007	$10.09
ISO	Feb. 9, 2024	2021 Plan	9,910	$10.09
RSU	Feb. 4, 2022	2021 Plan	2,392	n/a
RSU	Feb. 4, 2022	2021 Plan	79,613	n/a
RSU	Feb. 1, 2023	2021 Plan	9,732	n/a
RSU	Feb. 1, 2023	2021 Plan	217,061	n/a
RSU	Feb. 9, 2024	2021 Plan	223,958	n/a
RSU	Feb. 9, 2024	2021 Plan	9,655	n/a
Total			2,503,460

* This number excludes any RSUs that will be granted under Section 1.b.ii.

EXHIBIT B OF TRANSITION AGREEMENT

SUPPLEMENTAL RELEASE

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Tina Marriott (“Employee”) and Recursion Pharmaceuticals, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used, but not defined herein, shall have the meanings assigned to such terms in the Transition Agreement and Release to which this Supplemental Release was attached as an exhibit (the “Transition Agreement”).
1.Consideration; Release; Acknowledgment of Receipt of All Compensation. In consideration for the Supplemental Release Payment set forth in Section 1.c of the Transition Agreement and any other consideration, as applicable, that may be provided to Employee under Section 1.c of the Transition Agreement (as well as the consideration Employee received under Sections 1.a and 1.b of the Transition Agreement), Employee hereby extends Employee’s release and waiver of claims in Section 5 of the Transition Agreement to any claims that may have arisen between the date Employee signed the Transition Agreement and the date Employee signs this Supplemental Release. Employee acknowledges and represents that, other than the consideration that Employee is eligible to receive for signing this Supplemental Release, the Company and its agents have paid or provided all salary, wages, bonuses, vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee, and Employee is not and will not be entitled to any other payments, benefits, or compensation from the Company.
2.Incorporation of Terms of Transition Agreement. The Parties further acknowledge that the terms of the Transition Agreement (including, without limitation, the “Protected Activity Not Prohibited” section therein) shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.
3.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company or any subsidiary or affiliate of the Company (with the exception of personnel documents specifically relating to Employee and a copy of the Company’s employee handbook), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company (or any subsidiary or affiliate of the Company).

4. No Right to Re-employment. Employee understands and agrees that, as a condition of this Supplemental Release, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.
5. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Supplemental Release. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Supplemental Release; (b) Employee has had more than twenty-one (21) days within which to consider this Supplemental Release; (c) Employee has seven (7) days following Employee’s execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release or the Transition Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. Employee acknowledges and understands that any revocation of this Supplemental Release must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Supplemental Release Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

6. ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THE TRANSITION AGREEMENT OR THIS SUPPLEMENTAL RELEASE, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN UTAH BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE UTAH RULES OF CIVIL PROCEDURE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE UTAH LAW AND SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND

THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THE TRANSITION AGREEMENT, THIS SUPPLEMENTAL RELEASE, AND THE AGREEMENTS INCORPORATED HEREIN OR THEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

7.    No Admission of Liability. Employee understands and acknowledges that this Supplemental Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company, either previously or in connection with this Supplemental Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
8.    Supplemental Release Effective Date. Employee understands that this Supplemental Release shall be null and void (i) if executed by Employee before the Separation Date (as defined in the Transition Agreement), (ii) if executed by Employee before the Transition Agreement becomes effective, or (iii) if not executed by Employee within twenty-one (21) days following the Separation Date (as defined in the Transition Agreement). Each Party has seven (7) days after that Party signs this Supplemental Release to revoke it. This Supplemental Release will become effective on the eighth (8th) day after Employee signed this Supplemental Release, so long as it has been signed by the Parties on or after the Separation Date and has not been revoked by either Party before that date (the “Supplemental Release Effective Date”).

9. Entire Agreement. This Supplemental Release and the Transition Agreement represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Supplemental Release and the Transition Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, the Indemnification Agreement, and the Company’s Compensation Recovery Policy.
10.    Authority. The Company each represent and warrant that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Supplemental Release. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Supplemental Release. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
11.    Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against any of the Releasees. Employee acknowledges that:

(a)    Employee has read this Supplemental Release;
(b)    Employee has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)    Employee understands the terms and consequences of this Supplemental Release and of the releases it contains;
(d)    Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Supplemental Release or in the Transition Agreement; and
(e)    Employee is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.
        TINA MARRIOTT, an individual

Dated: __11/19/2024_____     __/s/ Tina Marriott___________________
         Tina Marriott

        RECURSION PHARMACEUTICALS, INC.

Dated: __11/19/2024_____    By _/s/ Christopher Gibson_____________
Chris Gibson
            Chief Executive Officer